Exhibit 4.2

PFIZER INC.

and

THE BANK OF NEW YORK MELLON,

as Trustee

THE BANK OF NEW YORK MELLON, LONDON BRANCH

as Paying Agent

TENTH SUPPLEMENTAL INDENTURE

Dated as of December 19, 2017

to

INDENTURE

Dated as of January 30, 2001

£1,375,882,000 2.735 per cent. Notes due 2043

i

ii

Exhibits

Exhibit A: Form of Global Security Representing the Notes

Exhibit B: Form of Certificate of Transfer

iii

TENTH SUPPLEMENTAL INDENTURE, dated as of December 19, 2017 (the “Tenth Supplemental Indenture”), between Pfizer Inc., a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 235 East 42nd Street, New York, New York, 10017 (the “Company”), The Bank of New York Mellon (formerly The Bank of New York), a New York banking corporation (successor to JPMorgan Chase Bank, N.A., formerly JPMorgan Chase Bank, formerly The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association))), as trustee (the “Trustee”) and The Bank of New York Mellon, London Branch, as paying agent (the “Paying Agent”).

WHEREAS, the Company executed and delivered the indenture, dated as of January 30, 2001, to the Trustee (the “Base Indenture”), to provide for the issuance of the Company’s notes, bonds, debentures or any other evidences of indebtedness (the “Securities”);

WHEREAS, pursuant to Section 901 of the Base Indenture, the Company desires to provide for the issuance of a new series of its Securities to be known as its 2.735 per cent. Notes due 2043 (the “Notes”) and to establish the forms of the Notes thereof, as in Section 202 of the Base Indenture provided, and to set forth the terms thereof, as in Section 301 of the Base Indenture provided and to provide for the application thereto of the covenants set forth in Article Five hereof, as in Section 901(2) of the Base Indenture provided;

WHEREAS, the Securities Issuance Committee of the Company, pursuant to authorizations of the Board of Directors of the Company dated September 28, 2000, March 22, 2007, April 26, 2012 and June 27, 2013, has duly authorized, by a resolution duly adopted on December 7, 2017, the issuance of the Notes;

WHEREAS, the Company has requested that the Trustee execute and deliver this Tenth Supplemental Indenture; and

WHEREAS, all things necessary to make this Tenth Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done;

NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture and the Tenth Supplemental Indenture (together with the Base Indenture, the “Indenture”), the forms and terms of the Notes, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS

SECTION 101 Definition of Terms. Unless the context otherwise requires:

(a)    each term defined in the Base Indenture has the same meaning when used in this Tenth Supplemental Indenture;

(b)    each term defined anywhere in this Tenth Supplemental Indenture has the same meaning throughout;

(c)    the singular includes the plural and vice versa; and

(d)    headings are for convenience of reference only and do not affect interpretation.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

SECTION 201 Designation and Principal Amount. There is hereby authorized and established a series of Securities under the Indenture, as authorized from time to time pursuant to resolutions of the Company or the maximum authorized in each Company Order, designated as the Notes which is not limited in aggregate principal amount. The aggregate principal amount of the Notes to be issued as of the date hereof is set forth in Article Four hereof.

SECTION 202 Maturity. The Stated Maturity of principal of the Notes is June 15, 2043.

SECTION 203 Form. The Notes shall be issued in the form of one or more Global Securities in fully registered form, without coupons, substantially in the form set forth in Exhibit A hereto (including all applicable legends attached thereto) and shall be deposited with The Bank of New York Mellon, London Branch, as common depositary (together with any successors, the “Depositary”), for, and in respect of interests held through Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear” and together with Clearstream, the “Clearing Systems”).

Notes sold within the United States to “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Rule 144A under the Securities Act shall initially be represented by a 144A Global Note, which shall be deposited with the Trustee and registered in the name of the Depositary for the accounts of the Clearing Systems. Upon original issuance, the Rule 144A Global Note will be represented by one or more permanent Global Securities in or substantially in the form attached hereto as Exhibit A.

Notes sold outside the United States pursuant to Regulation S under the Securities Act shall initially be represented by a Regulation S Global Note, which shall be deposited with the Trustee and registered in the name of the Depositary for the accounts of the Clearing Systems.

SECTION 204 Transfer and Exchange of Book-Entry Interests. (a) The transfer and exchange of Book-Entry Interests shall be effected through Euroclear or Clearstream, as applicable, in accordance with the provisions of this Indenture and the Applicable Procedures.

In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Security), the Paying Agent must receive: (i) a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures directing Euroclear or Clearstream, as applicable, to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures directing Euroclear or Clearstream, as applicable, to credit or cause to be credited a Book-Entry Interest in another Global Security in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited or debited with such increase or decrease, if applicable.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Securities contained in this Indenture, the Trustee or the Depositary, as specified in this Section 204, shall instruct Euroclear or Clearstream, as applicable, to reflect such increase or decrease in its systems.

(b) Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also shall require compliance with either clause (b)(1) or (b)(2) below, as applicable, as well as clause (b)(3) below, if applicable:

(1) Transfer of Book-Entry Interests in the Same Global Security. Book-Entry Interests may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the 40-day distribution compliance period as defined in Regulation S (the “Restricted Period”), ownership of Book-Entry Interests in any Regulation S Global Note will be limited to Persons who have accounts with Euroclear or Clearstream, as applicable, or Persons who hold interests through Euroclear or Clearstream, as applicable, and any resale or transfer of such interest to U.S. Persons (as defined in Regulation S) shall not be permitted during the Restricted Period unless such resale or transfer is made pursuant to Rule 144A or another available exemption from the registration requirements of the Securities Act. No written orders or instructions shall be required to be delivered to the Trustee to effect the transfers described in this Section 204(b)(1).

(2) All Other Transfers and Exchanges of Book-Entry Interests in Global Securities. A holder may transfer or exchange a Book-Entry Interest in Global Securities in a transaction not subject to Section 204(b)(1) above only if the Depositary receives a written order from a Participant or an Indirect Participant given to Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures, directing Euroclear or Clearstream, as applicable, to credit or cause to be credited a Book-Entry Interest in another Global Security in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (ii) instructions given by Euroclear or Clearstream, as applicable, in accordance with the Applicable Procedures, containing information regarding the Participant’s account to be credited with such increase; provided that any such transfer or exchange is made in accordance with the transfer restrictions set forth in the Private Placement Legend.

(3) Transfer of Book-Entry Interests to Another Global Security. A Book-Entry Interest in any Global Security may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Global Security if the transfer complies with the requirements of Section 204(b)(2) above and the Paying Agent and Trustee receive the following:

(A) if the transferee will take delivery in the form of a Book-Entry Interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

SECTION 205 Legends. The following legends shall appear on the face of all Global Securities issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend. Each Global Security (and all Notes issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form (the “Private Placement Legend”) unless the Company determines otherwise in compliance with applicable law:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR ANY OTHER SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT THIS NOTE OR ANY INTEREST OR PARTICIPATION HEREIN MAY NOT BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED (X) PRIOR TO [WITH RESPECT TO RULE 144A NOTES: THE ONE YEAR ANNIVERSARY OF THE ISSUANCE HEREOF (OR ANY PREDECESSOR SECURITY HERETO)] AND [WITH RESPECT TO REGULATION S NOTES: 40 DAYS AFTER THE ISSUANCE HEREOF (OR ANY PREDECESSOR SECURITY HERETO)] OR (Y) BY ANY HOLDER THAT WAS AN AFFILIATE OF THE ISSUER AT ANY TIME DURING THE THREE MONTHS PRECEDING THE DATE OF SUCH TRANSFER, IN EITHER CASE OTHER THAN (1) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (2) SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THAT REPRESENTS IT IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A) IN ACCORDANCE WITH RULE 144A, (3) IN A PRINCIPAL AMOUNT OF NOT LESS THAN $100,000 INSIDE THE UNITED STATES TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR

904 OF REGULATION S UNDER THE SECURITIES ACT, (5) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH OF SUCH CASES IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR OTHER APPLICABLE JURISDICTION AND SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR PLEDGE PURSUANT TO CLAUSES (2), (3), (4) OR (5) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THEM. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, REPRESENTS AND AGREES THAT IT WILL NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION” AND “UNITED STATES” HAVE THE RESPECTIVE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

(ii) Global Note Legend. Each Global Security shall bear a legend in substantially the following form:

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 204 OF THE INDENTURE, (2) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (3) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

(iii) ERISA Legend. Each Note shall bear a legend in substantially the following form:

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE

CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (II) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE OR GIVE RISE TO A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

SECTION 206 Clearing System Arrangements. So long as Euroclear or Clearstream or the Depositary (or its nominee) is the registered holder of the Global Securities, Euroclear, Clearstream, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Securities for all purposes under the Indenture and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the Global Securities will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

Distributions of principal, interest and additional amounts, if any, with respect to the Global Securities will be credited in pounds sterling to the extent received by Euroclear or Clearstream to the cash accounts of Participants in accordance with the relevant Clearing System’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of Participants, who in turn act on behalf of Indirect Participants, the ability of a person having an interest in the Global Securities to pledge such interest to persons or entities which do not participate in the relevant Clearing System, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of Book-Entry Interests through the Clearing Systems will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the Global Securities on the register for the accounts of the Depositary to reflect the amounts of Notes held through Euroclear and Clearstream, respectively.

SECTION 207 Initial Settlement. Investors holding their Notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional sterling bonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders against the exchange for value on December 19, 2017 (the “Issue Date”).

SECTION 208 Interest and Interest Payment Dates. The Notes bear interest from and including the Issue Date at the rate of 2.735 per cent. per annum, payable annually in arrears on each June 15 (each an “Interest Payment Date”). The first Interest Payment Date is June 15, 2018.

SECTION 209 Method of Payment. Payments of principal and interest in respect of each Note will be paid outside the United States and its possessions by credit or transfer to a pounds sterling account located outside the United States and its possessions (or any other account located outside the United States and its possessions to which pounds sterling may be credited or transferred) specified by the payee or, at the option of the payee, by pounds sterling.

SECTION 210 Further Issues of the Notes. The Company may without the consent of the Holders create and issue additional Notes either (a) ranking pari passu in all respects (or in all respects save for the first payment of interest thereon) and so that the same shall be consolidated and form a single series with the outstanding Notes constituted by the Indenture or any supplemental indenture in accordance with the rules and procedures of the Clearing Systems, or (b) upon such terms as to ranking, interest, conversion, redemption and otherwise as the Company may determine at the time of the issue. Any further Notes which are to form a single series with the outstanding Notes constituted by the Indenture or any supplemental indenture shall, and any other further notes or bonds may (with the consent of the Trustee), be constituted by an indenture supplemental to the Indenture.

SECTION 211 Redemption. The Notes are subject to the redemption provisions set forth in Article Three hereof.

SECTION 212 Interest Accrual. Each Note will cease to bear interest from and including its due date for redemption unless, upon due presentation, payment of the principal in respect of the Note is improperly withheld or refused or unless default is otherwise made in respect of payment, in which event interest shall continue to accrue as provided in the Indenture.

SECTION 213 Calculation of Broken Interest. When interest is required to be calculated in respect of a period of less than a full year, it shall be calculated on the basis of (a) the actual number of days in the period from and including the date from which interest begins to accrue (the “Accrual Date”) to but excluding the date on which it falls due divided by (b) the actual number of days from and including the Accrual Date to but excluding the next following Interest Payment Date.

SECTION 214 Payment in respect of Notes. Payments of principal and interest in respect of Notes represented by a Global Security will be made to the order of the Paying Agent or such other Paying Agent as shall have been notified to the Holders for such purposes. The Company shall procure that the amount so paid shall be entered pro rata in the records of the Clearing Systems and the nominal amount of such Notes recorded in the records of the Clearing Systems and represented by such Global Security will be reduced accordingly. Each payment so made will discharge the Company’s obligations in respect thereof. Any failure to make the entries in the records of the Clearing Systems shall not affect such discharge.

SECTION 215 Payments subject to Applicable Laws. Payments in respect of principal and interest on the Notes are subject in all cases to any fiscal or other laws and regulations applicable in the place of payment, but without prejudice to the provisions of Article Six.

SECTION 216 Appointment of Paying Agent. (a) The Company hereby appoints The Bank of New York Mellon, London Branch, at its office at One Canada Square, London E14 5AL as the Paying Agent solely in respect of the Notes upon the terms and conditions contained herein, and The Bank of New York Mellon, London Branch, accepts such appointment. The Company reserves the right, subject to the prior approval of the Trustee, at any time to vary or terminate the appointment of the Paying Agent and to appoint additional or other paying agents, provided that:

(i)    there will at all times be a paying agent;

(ii)    there will at all times be at least one paying agent (which may be the Paying Agent) having its specified office in a European city which, so long as the Notes are admitted to official listing on the Irish Stock Exchange (the “ISE”), shall be London or such other place as the Irish Financial Services Regulatory Authority may approve; and

(iii)    the Company undertakes that it will ensure that it maintains a paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC (the “Directive”) or any law implementing or complying with, or introduced in order to conform to, the Directive.

Notice of any termination or appointment and of any changes in specified offices will be given to the Holders promptly by the Company in accordance with Section 703 hereof.

(b)    Payment.

(i)    In order to provide for all payments due on the Notes as the same shall become due, the Company shall cause to be paid to the Paying Agent, no later than 10:00 a.m. London time on the due date for the payment of each Note (or such other time and date as may be agreed in writing between the Company and the Paying Agent), at such bank as the Paying Agent shall previously have notified to the Company, immediately available funds sufficient to meet all payments due on such Notes.

(ii)    The Company hereby authorizes and directs the Paying Agent, from the amounts paid to it pursuant to this Section 216, to make or cause to be made all payments on the Notes in accordance with the terms thereof. Such payments shall be made to the Holder or Holders of Notes in accordance with the terms of the Notes, the provisions contained in this Article Two, and the procedures of Euroclear and Clearstream. All interest payments in respect of the Notes will be made by the Paying Agent on the relevant Interest Payment Date to the Holders in whose names the Notes are registered at the close of business (in London) on the record date specified in the Notes next preceding the Interest Payment Date or such other date as is provided in the Notes. So long as the Notes are represented by one or more Global Securities and registered in the name of a nominee of a common depositary for Euroclear and Clearstream, all interest payments on the Notes shall be made by the Paying Agent by wire transfer of immediately available funds in pounds sterling to such Holder.

(iii)    The Paying Agent, to the extent sufficient funds are available to it, will pay the principal amount of each Note and premium, if any, on the applicable Stated Maturity with respect thereto, together with accrued and unpaid interest due at the Stated Maturity or such Redemption Date, if any, upon presentation and surrender of such Note on or after the Stated Maturity or Redemption Date thereof to the Paying Agent, or as specified in the Notes.

(iv)    If for any reason the amounts received by the Paying Agent are insufficient to satisfy all claims in respect of all payments then due on the Notes, the

Paying Agent shall forthwith notify the Company, and the Paying Agent shall not be obliged to pay any such claims until the Paying Agent has received the full amount of the monies then due and payable in respect of such Notes. If, however, the Paying Agent in its sole discretion shall make payment on the Notes at their Stated Maturity or redemption, or payments of interest or such other payments when otherwise due (it being understood that the Paying Agent shall have no obligation whatsoever to make any such payment) and the amount which should have been received is not received on such date, the Company agrees forthwith on demand to pay, or procure the payment of, to the Paying Agent, in addition to the amount which should have been paid hereunder, interest thereon from the day following the date when the amount unpaid should have been received under this Tenth Supplemental Indenture to the date when such amount is actually received (inclusive) at a rate equal to the cost of the Paying Agent of funding such amount, as certified by the Paying Agent and expressed as a rate per annum.

(v)    The Paying Agent hereby agrees that:

(A)    it will hold all sums held by it as Paying Agent for the payment of the principal of or premium, if any, or interest on the Notes in trust for the benefit of the Holders of the Notes entitled thereto, or for the benefit of the Trustee, as the case may be, until such sums shall be paid out to such Holders or otherwise as provided in clause (vi) below and in the Indenture and the Notes;

(B)    it will promptly give the Trustee notice of: (x) a Company deposit for the payment of principal of or premium, if any, or interest on the Notes, (y) any failure by the Company in the making of any deposit for the payment of principal of or premium, if any, or interest on the Notes that shall have become payable, and (z) any default by the Company in making any payment of the principal of or premium, if any, or interest on the Notes where the same shall be due and payable as provided in the Notes;

(C)    At any time after an Event of Default in respect of the Notes shall have occurred, the Paying Agent shall, if so required by notice in writing given by the Trustee to the Paying Agent: (y) thereafter, until otherwise instructed by the Trustee, act as agent of the Trustee under the terms of the Indenture; and/or (z) deliver all Notes and all sums, documents and records held by the Paying Agent in respect of the Notes to the Trustee or as the Trustee shall direct in such notice; provided that such notice shall be deemed not to apply to any document or record which the Paying Agent is obliged not to release by any applicable law or regulation.

(vi)    Notwithstanding the foregoing:

(A)    if any Note is presented or surrendered for payment to the Paying Agent and the Paying Agent has delivered a replacement therefor or has been notified that the same has been replaced, the Paying Agent shall as soon as is reasonably practicable notify the Company in writing of such presentation or surrender and shall not make payment against the same until it is so instructed by the Company and has received the amount to be so paid; and

(B)    the Paying Agent shall cancel each Note against surrender of which it has made full payment and shall deliver each Note so cancelled by it to the Trustee.

(vii)    In no event shall the Paying Agent be obliged to make any payments hereunder if it has not received the full amount of any payment.

(c)    Indemnity.

(i)    The Company shall indemnify the Paying Agent against any and all loss, damage, claims, liability or demands arising out of or in connection with this Tenth Supplemental Indenture, the Company’s issue of the Notes or liability in connection with the exercise or performance of any of its powers or duties hereunder, or in connection with enforcing the provisions of this Section, except to the extent that such loss, damage, claim, liability or expense is due to the Paying Agent’s own gross negligence or willful misconduct.

(ii)    The provisions of this Section shall survive the satisfaction and discharge of this Tenth Supplemental Indenture and the Notes, the termination for any reason of this Indenture, and the resignation or removal of the Trustee.

(d)    General.

(i)    In acting under this Article Two, the Paying Agent shall not be under any fiduciary duty towards any person, be responsible for or liable in respect of the authorization, validity or legality of any Note amount paid by it hereunder (except to the extent that any such liability is determined by a court of competent jurisdiction to have resulted from the Paying Agent’s gross negligence or willful misconduct), be under any obligation towards any person other than the Trustee and Company or assume any relationship of agency or trust for or with any Holder.

(ii)    The Paying Agent may exercise any of its rights or duties hereunder by or through agents or attorneys, and shall not be responsible for any misconduct thereof, provided such agent or attorney has been appointed with due care.

(iii)    The Paying Agent shall not exercise any lien, right of set-off or similar claim against any Holder of a Note in respect of moneys payable by it under this Article Two; however, should the Paying Agent elect to make a payment pursuant to Section 216(b)(iv)Error! Reference source not found., it shall be entitled to appropriate for its own account out of the funds received by it under Section 216(b) an amount equal to the amount so paid by it.

(iv)    The Paying Agent may (at the reasonable and documented expense of the Company) consult, on any matter concerning its duties hereunder, any legal adviser or other expert selected by it with due care and, with respect to the selection of other experts, in consultation with the Company, and the Paying Agent shall not be liable in respect of anything done, or omitted to be done in good faith in accordance with that adviser’s opinion. At any time, the Paying Agent may apply to any duly authorized representative of the Company for a written instruction, and shall not be liable for an action lawfully taken or omitted to be taken in accordance with such instruction.

(v)    The Paying Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(vi)    The Paying Agent shall be obliged to perform only such duties as are specifically set forth herein and in the Notes, and no implied duties or obligations shall be read into this Article Two or the Notes against the Paying Agent.

(vii)    The Paying Agent shall not be liable to account to the Company for any interest or other amounts in respect of funds received by it from the Company. Money held by the Paying Agent need not be segregated except as required by law.

(viii)    No section of this Article Two or the Notes shall require the Paying Agent to risk or expend its own funds, or to take any action which in its reasonable judgment would result in any expense or liability accruing to it.

(ix)    In no event will the Paying Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, severe loss or severe malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Paying Agent will use best reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(x)    The Paying Agent shall have no duty to inquire as to the performance of the covenants of the Company, nor shall it be charged with knowledge of any default or Event of Default under the Indenture.

(xi)    Notwithstanding any section of this Article Two to the contrary, the Paying Agent will not in any event be liable for special, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Paying Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(xii)    The Paying Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, the Notes, with the same rights that it or they would have if it were not the Paying Agent, and may engage or be interested in any financial or other transaction with the Company as freely as if it were not the Paying Agent.

(xiii)    The Paying Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear payment instructions from the Company in form satisfactory to the Paying Agent.

(xiv)    The Company will supply the Paying Agent with the names, specimen signatures and direct dial phone numbers of its authorized persons as soon as practicable after the date hereof.

(e)    Change of Paying Agent.

(i)    Any time, other than on a day during the forty-five (45) day period preceding any payment date for the Notes, the Paying Agent may resign by giving at least forty-five (45) days’ prior written notice to the Company; and the Paying Agent’s agency shall be terminated and its duties shall cease upon expiration of such forty-five (45) days or such lesser period of time as shall be mutually agreeable to the Paying Agent and the Company. At any time, following at least forty-five (45) days’ prior written notice (or such lesser period of time as shall be mutually agreeable to the Paying Agent and the Company) from the Company, the Paying Agent may be removed from its agency. Such removal shall become effective upon the expiration of the forty-five (45) day or agreed lesser time period (provided that any such removal shall be immediate in case the Paying Agent shall be adjudicated bankrupt or insolvent), and upon payment to the Paying Agent of all amounts payable to it in connection with its agency. In such event, following payment in full of its fees and expenses, the Paying Agent shall deliver to the Company, or to the Company’s designated representative, all Notes (if any) and cash (if any) belonging to the Company and, at the Company’s reasonable expense, shall furnish to the Company, or to the Company’s designated representative, such information regarding the status of the Company’s outstanding Notes reasonably requested by the Company.

(ii)    Any Person into which a Paying Agent may be merged or consolidated or any Person resulting from any merger or consolidation to which such Paying Agent is a party or any Person to which such Paying Agent shall sell or otherwise transfer all or substantially all of its corporate trust or agency assets shall on the date on which such merger, consolidation or transfer becomes effective, become the successor to such Paying Agent under this Article Two without the execution or filing of any paper or any further act on the part of the parties hereto; provided that such Person provides the information required by Section 216(h) of this Article Two.

(f)    Compensation, Fees and Expenses.

(i)    The Company will pay to the Paying Agent the compensation, fees and expenses in respect of the Paying Agent’s services as separately agreed in writing with the Paying Agent.

(ii)    The Company will also pay all reasonable documented out-of-pocket expenses (including reasonable legal expenses) incurred by the Paying Agent in connection with its services hereunder, together with any applicable value added tax and stamp, issue, or other documentary taxes and duties.

(g)    Notices.

(i)    Each notice or communication under this Article Two shall be made in writing, by fax or otherwise in accordance with this Section 216(g). Each communication or document to be delivered to any party under this Article Two shall be sent to that party at the fax number or address, and marked for the attention of the person (if any), from time to time designated by that party to the Paying Agent (or, in the case of the Paying Agent, by it to each other party) for the purpose of this Article Two. The initial telephone number, fax number, address and person so designated are:

in the case of the Company, at:

Pfizer Inc.

235 East 42nd

Street, New York, NY 10017

Attention: Secretary

Tel no: (212) 733-2323

Fax no: (212) 733-1133

in the case of the Paying Agent, to it at:

The Bank of New York Mellon, London Branch

One Canada Square, London El4 5AL

Attention: Corporate Trust Administration

Tel no: +44 (0) 207 964 5028

Fax no: +44 (0) 207 964 2536

With a copy to:

The Bank of New York Mellon

101 Barclay Street, Floor 7-East

New York, NY 10286

Attention: Corporate Trust

Fax no: +1-212-815-5595

(ii)    All notices under this Article Two shall be effective upon actual receipt by the Paying Agent at its address listed in this Section 216(g).

(h)    FATCA. In order to assist the Trustee and any Paying Agent with their compliance with FATCA, the Company agrees (i) to provide the Trustee and any Paying Agent reasonably available information collected and stored in the Company’s ordinary course of business regarding Holders of the Notes (solely in their capacity as such) and that is necessary for the Trustee’s and any Paying Agent’s determination of whether it has tax related obligations under FATCA and (ii) that the Trustee and any Paying Agent shall be entitled to make any withholding or deduction from payments under this Tenth Supplemental Indenture and the Notes to the extent necessary to comply with FATCA. Nothing in the immediately preceding sentence shall be construed as obligating the Company to make any payment of additional amounts or other “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted.

SECTION 217 Status of the Notes. The Notes will be senior unsecured general obligations of the Company and will rank equally with all other senior unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

SECTION 218 Purchases. The Company or any of its Subsidiaries (as defined below) may at any time purchase Notes in any manner and at any price. If purchases are made by tender, tenders must be available to all Holders alike. Any Notes so purchased may be held, reissued, resold or, at the option of the Company, surrendered to any Paying Agent for cancellation.

SECTION 220. Defined Terms. The following defined terms used in this Article Two shall, unless the context otherwise requires, have the meanings specified below.

“144A Global Note” means a Global Note substantially in the form of Exhibit A attached hereto, with such applicable legends as are provided herein, deposited with the Trustee and registered in the name of the Depositary or its nominee for the accounts of the Clearing Systems, issued in a denomination equal to the outstanding principal amount of the Notes initially issued in reliance on Rule 144A.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of Euroclear and Clearstream, as applicable, that apply to such transfer or exchange.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Participant” means, with respect to Euroclear or Clearstream, a Person who has an account with Euroclear or Clearstream, respectively.

“Regulation S Global Note” means a Global Note in the form of Exhibit A attached hereto, with such applicable legends as are provided herein, deposited with the Trustee and registered in the name of the Depositary or its nominee for the accounts of the Clearing Systems issued in a denomination equal to the outstanding principal amount of the Notes initially issued in reliance on Rule 903.

ARTICLE THREE

OPTIONAL REDEMPTION OF THE NOTES

SECTION 301 Redemption for Taxation Reasons. If the Company satisfies the Trustee immediately before the giving of the notice referred to below that:

(a)    as a result of any change in, or amendment to, the laws or regulations of a Relevant Jurisdiction (as defined in Article Six), or any change in the application or official interpretation of the laws or regulations of a Relevant Jurisdiction, which change or amendment becomes effective after the Issue Date, on the next Interest Payment Date the Company would be required to pay additional amounts as provided or referred to in Article Six; and

(b)    the requirement cannot be avoided by the Company taking reasonable measures available to it, the Company may at its option, having given not less than thirty (30) nor more than sixty (60) days’ notice to the Holders in accordance with Article Seven (which notice shall be irrevocable), redeem all the Notes at any time at their principal amount together with interest accrued to but excluding the date of redemption, provided that no such notice of redemption shall be given earlier than ninety (90) days prior to the earliest date on which the Company would be required to pay such additional amounts, were a payment in respect of the Notes then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee a certificate signed by two Officers of the Company stating that the requirement referred to in (a) above will apply on the next Interest Payment Date and cannot be avoided by the Company taking reasonable measures available to it, and the Trustee shall be entitled to accept the certificate as sufficient evidence of the satisfaction of the conditions precedent set out above, in which event it shall be conclusive and binding on the Holders.

SECTION 302 Redemption at the Option of the Company. The Company may, having given:

(a)    not less than 30 nor more than 60 days’ notice to the Holders in accordance with Section 303; and

(b)    notice to the Trustee and the Paying Agent not less than 15 days before the giving of the notice referred to in (a);

(which notices shall be irrevocable and shall specify the date fixed for redemption), redeem all of the Notes or, subject as provided in Section 303 below, from time to time some only at the greater of the following amounts:

(i)    100 per cent. of the principal amount of the Notes being redeemed on the redemption date; and

(ii)     the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (assuming the actual number of days in a 365- or 366-day year) at the Comparable Government Bond Rate plus 20 basis points plus accrued and unpaid interest on the principal amount being redeemed to but excluding the date of redemption. Such amount shall be calculated by the Calculation Agent.

All notices of redemption delivered pursuant to this Section 302 shall be irrevocable and shall specify the date fixed for redemption. The following defined terms used in this Article Three shall, unless the context otherwise requires, have the meanings specified below.

“Calculation Agent” means an independent investment banking or commercial banking institution of international standing appointed by the Company.

“Comparable Government Bond Rate” will be determined on the third business day preceding the redemption date and means, with respect to any date of redemption, the rate per annum equal to the yield to maturity calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (assuming the actual number of days in a 365- or 366-day year) of the applicable Comparable Government Bond, assuming a price for the applicable Comparable Government Bond (expressed as a percentage of its principal amount) equal to the applicable Comparable Government Bond Price for such date of redemption.

“Comparable Government Bond” means the European government security or securities selected by one of the Reference Government Bond Dealers appointed by the Company as having an actual or interpolated maturity comparable with the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of sterling-denominated corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Comparable Government Bond Price” means, with respect to any redemption date, (A) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (B) if the Calculation Agent obtains fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Reference Government Bond Dealer” means each of five banks selected by the Company, or its affiliates, which are (A) primary European government securities dealers, and their respective successors, or (B) market makers in pricing corporate bond issues.

“Reference Government Bond Dealer Quotation” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the applicable Comparable Government Bond (expressed in each case as a percentage of its nominal amount) at 11:00 a.m. Central European Time (CET) on the third business day preceding such date for redemption quoted in writing to the Calculation Agent by such Reference Government Bond Dealer.

SECTION 303 Provisions Relating to Partial Redemption. In the case of a partial redemption of the Notes, Notes to be redeemed will be selected, in such place as the Trustee may approve and in such manner as the Trustee may deem appropriate and fair, not more than 30 days before the date fixed for redemption. Notice of any such selection will be given not less than 15 days before the date fixed for redemption. Each notice will specify the date fixed for redemption and the aggregate principal amount of the Notes to be redeemed and the aggregate principal amount of the Notes which will be outstanding after the partial redemption.

SECTION 304 Cancellation. All Notes which are redeemed by the Company will forthwith be cancelled. All Notes so cancelled may not be held, reissued or resold. Cancellation of any Note represented by a Global Security and required (pursuant to this Section 304 paragraph) to be cancelled following its redemption or purchase will be effected by endorsement by or on behalf of the Paying Agent of the reduction in the principal amount of the relevant Global Security representing such Note on the relevant part of the schedule thereto.

SECTION 305 Notices Final. Upon the expiry of any notice as is referred to in Sections 301, 302 or 303 above the Company shall be bound to redeem the Notes to which the notice refers in accordance with the terms of such paragraph.

SECTION 306 No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

ARTICLE FOUR

ORIGINAL ISSUE AMOUNT OF NOTES

SECTION 401 Original Issue Amount of the Notes. Notes in the aggregate principal amount of £1,375,882,000 may, upon execution of this Tenth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon receipt of a Company Order or oral or electronic instructions from the Company or its duly authorized agents, which shall be promptly confirmed in writing, authenticate said Notes.

ARTICLE FIVE

PARTICULAR COVENANTS OF THE COMPANY

In addition to the covenants set forth in Article X of the Base Indenture, the following additional covenants shall apply to the Notes and shall be subject to covenant defeasance as set forth in Section 1304 of the Base Indenture.

SECTION 501 Limitations on Liens. The Company shall not, and shall not permit any Subsidiary of the Company to, create, assume or suffer to exist any Lien (an “Initial Lien”), other than Permitted Liens, on any Restricted Property to secure any Debt of the Company or any Subsidiary of the Company unless it has made or will make effective provision whereby the Notes and any other debt securities of any series issued pursuant to the Indenture and having the benefit of this covenant will be secured by such Lien equally and rateably with (or prior to) all other Debt secured by such Lien. Any Lien created for the benefit of the Holders shall provide by its terms that such Lien will be automatically released and discharged upon the release and discharge of the applicable Initial Lien.

SECTION 502 Limitations on Sale Leaseback Transactions. The Company shall not, and shall not permit any Subsidiary of the Company to, enter into any Sale and Leaseback Transaction covering any Restricted Property unless:

(a)    pursuant to Section 501 above, the Company would be entitled to incur Debt secured by a Lien on such Restricted Property in a principal amount equal to the Value of such

Sale and Leaseback Transaction without equally and rateably securing the Notes and any other debt securities of any series issued pursuant to the Indenture and having the benefit of this covenant; or

(b)    the Company or any Subsidiary of the Company, during the six months following the effective date of the Sale and Leaseback Transaction, applies an amount equal to the Value of such Sale and Leaseback Transaction to the voluntary retirement of long-term Debt of the Company or any Subsidiary of the Company or to the acquisition of one or more Restricted Properties.

SECTION 503 Subsidiary Guarantees.

(a)    If following the Issue Date any Subsidiary of the Company that is a Significant Subsidiary guarantees any Debt of the Company in excess of the greater of (a) U.S.$1,000,000,000 and (b) 2.0 per cent. of the Company’s Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available, in each case, in the aggregate for all such guarantees by such Subsidiary, then the Company shall cause such Subsidiary, within 30 days of such Subsidiary guaranteeing such debt in such amount, to (A) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall fully and unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture and (B) deliver to the Trustee an opinion of counsel to the effect that (i) such supplemental indenture and guarantee of the Notes has been duly executed and authorized and (ii) such supplemental indenture and guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity. Any such guarantee of the Notes shall be pari passu in right of payment with the guarantee giving rise to the obligation to guarantee the Notes.

(b)    Any guarantee of the Notes provided by such Subsidiary pursuant to this Section shall provide by its terms that such guarantee shall be automatically and unconditionally released and discharged and the Holders will be deemed to have consented to such release without any action on the part of the Trustee or any Holder in the following circumstances:

(i)    in the case of any guarantee that resulted from this Section, upon such Subsidiary ceasing to guarantee any Debt of the Company (other than under the Notes) in an amount equal to or greater than the amount required for the giving of such guarantee;

(ii)    upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total Voting Stock of such Subsidiary (provided that, after giving effect to such transaction, such Subsidiary is either (1) no longer a Significant Subsidiary of the Company or (2) no longer guarantees any Debt of the Company (other than under the Notes) in an amount equal to or greater than the amount required for the giving of such guarantee);

(iii)    upon the sale, transfer or disposition of all or substantially all the assets of such Subsidiary (provided that, after giving effect to such transaction, such Subsidiary is either (1) no longer a Significant Subsidiary of the Company or (2) no longer guarantees any Debt of the Company (other than under the Notes) in an amount equal to or greater than the amount required for the giving of such guarantee);

(iv)    upon the liquidation or dissolution of such Subsidiary; or

(v)    upon such Subsidiary ceasing to be a Significant Subsidiary of the Company.

At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing such release.

SECTION 504 Defined Terms.

The following defined terms used in this Article Five shall, unless the context requires otherwise, have the meanings specified below.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and determined in accordance with generally accepted accounting principles.

“Debt” of any Person means (a) all obligations of such Person for borrowed money, or evidenced by bonds, debentures, notes or other similar instruments (other than any such obligations to the extent that (i) the liability of such Person is limited solely to the property or asset financed by such obligations or (ii) such obligations result from the requirement to return collateral posted to such Person by a counterparty pursuant to one or more hedging contracts or other similar risk management contracts) and (b) all Debt of others guaranteed by such Person.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.

“Lien” means, with respect to any property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property.

“Manufacturing Facility” means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing such as quality assurance,

engineering, maintenance, staging areas for work in process administration, employees, eating and comfort facilities and manufacturing administration, and it excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration.

“Permitted Liens” means:

(a)    Liens existing on the Issue Date or Liens existing on facilities of any Person at the time it becomes a Subsidiary of the Company;

(b)    Liens existing on Manufacturing Facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof;

(c)    any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;

(d)    Liens securing Debt of a Subsidiary of the Company owed to the Company or another Subsidiary of the Company;

(e)    extensions, renewals or replacements in whole or part of any Lien referred to in clauses (a) through (d); and

(f)    Liens on any Restricted Property not described in paragraphs (a) through (e) above securing Debt that, together with (i) the aggregate amount of all other outstanding Debt secured by all other Liens on Restricted Property not described in paragraphs (a) through (e) above and (ii) the aggregate amount of Value in respect of all Sale and Leaseback Transactions that would otherwise be prohibited by Section 502 above, do not exceed 15 per cent. of the Company’s Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available.

“Person” means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof;

“Restricted Property” means:

(a)    any Manufacturing Facility (or portion thereof) owned or leased by the Company or any Subsidiary of the Company and located within the continental United States that, in the good faith opinion of the Company’s Board of Directors (or a committee thereof), is of material importance to the Company’s business taken as a whole, but no such Manufacturing Facility (or portion thereof) shall be deemed of material importance if its gross book value of property, plant and equipment (before deducting accumulated depreciation) is less than 2 per cent. of the Company’s Consolidated Net Tangible Assets measured as of the end of the most recent quarter for which financial statements are available, or

(b)    any Equity Interests of any Subsidiary of the Company owning a Manufacturing Facility (or a portion thereof) covered by clause (a).

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary of the Company transfers such property to another Person and the Company or a Subsidiary of the Company leases or rents it from such Person (other than (1) leases between the Company and a Subsidiary of the Company or between Subsidiaries and (2) temporary leases for a term, including renewals at the option of the lessee, of not more than 3 years).

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate of all series of debt securities issued pursuant to the indenture and having the benefit of the covenants set forth in Sections 501 and 502 (including the effective interest rate of any original issue discount debt securities) which are outstanding on the date of such Sale and Leaseback Transaction.

“Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the happening of a contingency).

ARTICLE SIX

TAXATION

SECTION 601 Payment without Withholding. All payments in respect of the Notes by or on behalf of the Company shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or on behalf of the Relevant Jurisdiction, unless the withholding or deduction of the Taxes is required by law. In that event, the Company will pay such additional amounts as may be necessary in order that the net amounts received by the Holders after the withholding or deduction shall equal the respective amounts which would have been receivable in respect of the Notes in the absence of the withholding or deduction; except that no additional amounts shall be payable in relation to any payment in respect of any Note:

(a)    presented for payment by or on behalf of, a holder who is liable to the Taxes in respect of the Note by reason of his having some connection with the Relevant Jurisdiction other than the mere holding of the Note; or

(b)    where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(c)    presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union; or

(d)    presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that a holder would have been entitled to additional amounts on presenting the same for payment on the last day of the period of 30 days assuming, whether or not such is in fact the case; or

(e)    where any such tax or duty would not have been so imposed but for the holder’s present or former status as a personal holding company, a passive foreign investment company, a controlled foreign corporation for U.S. federal tax purposes or a corporation which accumulates earnings to avoid U.S. federal income tax; or

(f)    where such tax would not have been imposed but for the failure of such holder to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Note, if such compliance is required by statute or regulation of the United States Treasury Department as a precondition to relief or exemption from such tax; or

(g)    where such withholding or deduction is imposed as a result of any estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or other governmental charge; or

(h)    where such tax, assessment or governmental charge is payable otherwise than by deduction or withholding by the Company or its paying agent from payments of principal of, or interest on, such Note; or

(i)    where such tax or duty is imposed on interest received by a person described in Section 881(c)(3) or Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986; or

(j)    where any combination of clauses (a) to (i) above is applicable.

SECTION 602 Interpretation. As used in this Tenth Supplemental Indenture and in the Base Indenture as such terms relate to the Notes, the following terms will be afforded the meanings set forth below:

“Relevant Date” means the date on which the payment first becomes due but, if the full amount of the money payable has not been received by the Paying Agent or the Trustee on or before the due date, it means the date on which, the full amount of the money having been so received, notice to that effect has been duly given to the Holders by the Company in accordance with Section 703;

“Relevant Jurisdiction” means the United States or any political subdivision or any authority thereof or therein having power to tax or any other jurisdiction or any political subdivision or any authority thereof or therein having power to tax to which the Company becomes subject in respect of payments made by it of principal and interest on the Notes;

“Sterling” or “£” means the currency of the United Kingdom;

a “United States Alien” means any beneficial owner of a Note who or which, for U.S. federal income tax purposes, is a foreign corporation, a non-resident alien individual, or a foreign estate or trust, in either case not subject to U.S. federal income tax on a net income basis on income or gain from a Note, and all of whose beneficiaries are non-U.S. persons; and the term United States means the United States of America (including the States thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. An individual present in the United States for 183 or more days in the taxable year in which such individual disposes of his or her Note is not a United States Alien.

SECTION 603 Additional Amounts. Any reference in this Tenth Supplemental Indenture to any amounts in respect of the Notes shall be deemed also to refer to any additional amounts which may be payable under this Section or under any undertakings given in addition to, or in substitution for, this Section pursuant to the Indenture.

ARTICLE SEVEN

MISCELLANEOUS

SECTION 701 Enforcement. The Company may enforce the provisions of the Indenture and the Notes, but it shall not be bound to take any such proceedings or any other action in relation to the Indenture or the Notes unless (a) it has been so directed by all Holders in relation to certain provisions as set out in the Indenture or so requested by the Holders of at least the majority in principal amount of the Notes then outstanding (as defined in the Indenture) and (b) it has been indemnified to its satisfaction.

SECTION 702 Replacement of Notes. Should any Note be lost, stolen, mutilated, defaced or destroyed it may be replaced at the specified office of the Paying Agent upon payment by the claimant of the expenses incurred in connection with the replacement and on such terms as to evidence and indemnity as the Company may reasonably require. Mutilated or defaced Notes must be surrendered before replacements will be issued.

SECTION 703 Notices. All notices to the Holders will be valid if published in a leading English language daily newspaper published in London or such other English language daily newspaper with general circulation in Europe as the Trustee may approve and so long as the Notes are listed on the ISE and the guidelines of the ISE so require, filed with the Companies Announcement Office of the ISE; provided while any Notes are represented by a Global Security and such Global Security or Global Securities representing any such Notes is/are held on behalf of the Clearing Systems, such notice will be provided in the manner described in the terms of such Global Security. It is expected that publication will normally be made in the Financial Times. The Company shall also ensure that notices are duly published in a manner which complies with the rules and regulations of any stock exchange or other relevant authority on which the Notes are for the time being listed. Any such notice will be deemed to have been given on the date of the first publication or, where required to be published in more than one newspaper, on the date of the first publication in all required newspapers. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve.

SECTION 704 Amendments, Consents and Waivers. Amendments, consents and waivers from the Holders of the Global Securities shall be obtained in accordance with the rules and procedures of Euroclear and/or Clearstream.

SECTION 705 Meetings. Meetings of Holders of interests shall be held in accordance with the rules and procedures of Euroclear and/or Clearstream.

SECTION 706 Euroclear and Clearstream. References in the Global Securities, this Tenth Supplemental Indenture and in the Base Indenture in respect of the Notes to Euroclear and/or Clearstream shall be deemed to include references to any other clearing system approved by the Trustee.

SECTION 707 Ratification of Indenture; Controlling Terms. The Base Indenture, as supplemented by this Tenth Supplemental Indenture and all exhibits hereto, is in all respects ratified and confirmed, and this Tenth Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Base Indenture in the manner and to the extent herein and therein provided. In the event of a conflict between the terms of the Base Indenture and this Tenth Supplemental Indenture, this Tenth Supplemental Indenture shall control. In addition, in the event of a conflict between the terms of the Notes, issued in substantially the form attached hereto as Exhibits A and B, and the Indenture, the Notes shall control.

SECTION 708 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Tenth Supplemental Indenture.

SECTION 709 Governing Law. The Indenture and the Notes are governed by, and shall be construed in accordance with, the laws of the State of New York.

SECTION 710 Separability. In case any one or more of the provisions contained in this Tenth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Tenth Supplemental Indenture or of such Notes, but this Tenth Supplemental Indenture and such Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 711 Counterparts. This Tenth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed, all as of the day and year first above written.

PFIZER INC.

By:	/s/ Brian Byala
Name: Brian Byala
Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS PAYING AGENT

By:	/s/ Latoya S. Elvin
Name: Latoya S. Elvin
Title: Vice President

[Tenth Supplemental Indenture]

EXHIBIT A

FORM OF FACE OF NOTE

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable pursuant to the provisions of the Indenture]

PFIZER INC.

[RULE 144A][REGULATION S] GLOBAL SECURITY £[●]

2.735 PER CENT. NOTES DUE 2043

ISIN: [RULE 144A: XS1738993275][REG S: XS1738994596]

COMMON CODE: [RULE 144A: 173899327][REG S: 173899459]

No. [    ]

This Global Security is issued in respect of the 2.735 per cent. Notes due 2043 (the “Notes”) of Pfizer Inc. (the “Company”). The Notes are issued subject to and with the benefit of an indenture, dated as of January 30, 2001 (the “Base Indenture”) as supplemented by the Tenth Supplemental Indenture dated as of December 19, 2017 (the “Tenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), which then shall have the meaning assigned to it in such instrument), among the Company, The Bank of New York Mellon as Trustee (the “Trustee”), and The Bank of New York Mellon, London Branch as Paying Agent (the “Paying Agent”).

ARTICLE ONE

PROMISE TO PAY

Subject as provided in this Global Security, the Company, for value received, promises to pay to The Bank of New York Depository (Nominees) Limited or registered assigns of this Global Security the sum of £[●] ([●] Sterling) or such lesser sum as is equal to the principal amount of the Notes represented by this Global Security on June 15, 2043 or on such earlier date as the principal in respect of this Global Security may become due under the Indenture and to pay interest on the principal sum for the time being outstanding at the rate of 2.735 per cent. per annum from and including December 19, 2017, payable annually in arrear on each Interest Payment Date (as defined in the Indenture) until payment of the principal sum has been made or duly provided for in full together with any other amounts as may be payable, all subject to and under the Indenture. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Global Security is registered at the close of business (in London) on June 1 (whether or not a Business Day), immediately preceding such Interest Payment Date.

The principal amount of Notes represented by this Global Security shall be the aggregate amount from time to time entered in the records of both Euroclear Bank S.A./NV and Clearstream Banking, société anonyme (together the “relevant Clearing Systems”). The records of the relevant Clearing Systems (which expression in this Global Security means the records that each relevant Clearing System holds for its customers which reflect the amount of such customer’s interest in the Notes) shall be conclusive evidence of the principal amount of Notes represented by this Global Security and, for these purposes, a statement issued by a relevant Clearing System (which statement shall be made available to the registered holder upon request) stating the nominal amount of Notes represented by this Global Security at any time shall be conclusive evidence of the records of the relevant Clearing System at that time.

ARTICLE TWO

PAYMENTS

Upon any payment in respect of the Notes represented by this Global Security, the Company shall procure that the amount so paid shall be entered pro rata in the records of the relevant Clearing Systems. In the case of any payment of principal the Company shall procure that the amount so paid shall be entered pro rata in the records of the relevant Clearing Systems and, upon any such entry being made, the principal amount of the Notes recorded in the records of the relevant Clearing Systems and represented by this Global Security shall be reduced by the amount so paid. Any failure to make such entries shall not affect the discharge referred to in the previous paragraph.

ARTICLE THREE

ACCOUNTHOLDERS

For so long as any of the Notes are represented by this Global Security and such Global Security is held on behalf of the relevant Clearing Systems, each person (other than a relevant Clearing System) who is for the time being shown in the records of a relevant Clearing System as the holder of a particular principal amount of Notes (each an “Accountholder”) (in which regard any certificate or other document issued by a relevant Clearing System as to the principal amount of such Notes standing to the account of any Person shall, in the absence of any manifest error, be conclusive and binding for all purposes) shall be treated as the holder of such principal amount of such Notes for all purposes (including but not limited to, for the purposes of any quorum requirements of, or the right to demand a poll at, meetings of the Holders and giving notice to the Company pursuant to Section 501 of the Base Indenture) other than with respect to the payment of principal amount and interest on such principal amount of such Notes, the right to which shall be vested, as against the Company, solely in the registered holder of this Global Security in accordance with and subject to its terms and the terms of the Indenture. The Trustee will look solely to the relevant Clearing Systems for the determination of who may be treated as an Accountholder for all purposes under the Indenture (including but not limited to, for the purposes of any quorum requirements of, or the right to demand a poll at, meetings of the Holders and giving notice to the Company pursuant to Section 501 of the Base Indenture) other than with respect to the payment of principal amount and interest on such principal amount of such Notes, the right to which shall be vested, as against the Company, solely in the registered holder of this Global Security in accordance with and subject to its terms and the terms of the Indenture. Each Accountholder must look solely to the relevant Clearing Systems for its share of each payment made to the registered holder of this Global Security. With respect to this Global Security, the “records” of the relevant Clearing Systems shall mean the records that each of the relevant Clearing Systems holds for its customers which reflect the amount of such customer’s interest in the Notes.

The Company covenants in favor of each Accountholder that it will make all payments in respect of the principal amount of Notes for the time being shown in the records of the relevant Clearing Systems as being held by the Accountholder and represented by this Global Security to the registered holder of this Global Security in accordance with Article One above and acknowledges that each Accountholder may take proceedings to enforce this covenant and any of the other rights which it has under the first paragraph of this clause directly against the Company.

ARTICLE FOUR

NOTICES

For so long as all of the Notes are represented by this Global Security and such Global Security is held on behalf of a relevant Clearing System, notices to Holders may be given by delivery of the relevant notice to the relevant Clearing Systems for communication to the relative Accountholders rather than by publication as required by Section 703 of the Tenth Supplemental Indenture, provided that, so long as the Notes are listed on the ISE, notice will also be given by filing with the Companies Announcement Office of the ISE if and to the extent that the guidelines of the ISE so require. Any such notice shall be deemed to have been given to the Holders on the second day after the day on which such notice is delivered to the relevant Clearing Systems as aforesaid.

ARTICLE FIVE

REDEMPTION AT THE OPTION OF THE COMPANY

For so long as all of the Notes are represented by this Global Security and such Global Security is held on behalf of the relevant Clearing Systems, no drawing of Notes to be redeemed will be required under Section 303 of the Tenth Supplemental Indenture in the event that the Company exercises its option pursuant to Section 302 of the Tenth Supplemental Indenture in respect of less than the aggregate principal amount of the Notes outstanding at such time. In such event, the partial redemption will be effected in accordance with the rules and procedures of the relevant Clearing Systems (to be reflected in the records of the relevant Clearing Systems as either a pool factor or a reduction in nominal amount, at their discretion).

ARTICLE SIX

THE RELEVANT CLEARING SYSTEMS

The Notes represented by this Global Security are transferable in accordance with the rules and procedures of the relevant Clearing Systems.

ARTICLE SEVEN

AUTHENTICATION

This Global Security shall not become valid or enforceable for any purpose unless and until it has been authenticated by or on behalf of the Trustee.

ARTICLE EIGHT

GOVERNING LAW

This Global Security is governed by, and shall be construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

PFIZER INC.

Dated:

By:
Name:
Title:

Attest:

Name:
Title:
Dated:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Tenth Supplemental Indenture.

The Bank of New York Mellon, as Trustee

By:
Name:
Title:

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert social security or other identifying number of assignee)

(Please print or typewrite name and address including postal zip code of assignee)

the within Security and all rights thereunder, hereby irrevocably constituting and appointing

Attorney to transfer said Securities on the books of the Company with full power of substitution in the premises.

Date:

(Signature Guarantee)

[Include the following only if the Private Placement legend is included hereon]

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the applicable holding period with respect to the Notes set forth in Rule 144(d)(i) of the Securities Act (or, in the case of Regulation S Notes, prior to the expiration of the Restricted Period), the undersigned confirms that such Notes are being transferred in accordance with their terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company or a Subsidiary thereof; or

(2)	☐	pursuant to a registration statement that has been declared effective under the Securities Act of 1933; or

(3)	☐	for so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(4)	☐	pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 904 under the Securities Act of 1933; or

(5)	☐	pursuant to another exemption from registration under the Securities Act of 1933 (other than Regulation S under the Securities Act of 1933).

(6)	☐	to an institutional “accredited investor” (as defined in rule 501(a)(1), (2), (3) or (7) of regulation d under the Securities Act)

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (3), (4), (5) or (6) is checked, the Company and the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as each of the Company and the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
Notice: To be executed by an executive officer

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following exchanges of a part of this Global Security for an interest in another Global Security, or exchanges of a part of another Global Security for an interest in this Global Security, or other increases or decreases in this Global Security pursuant to the Indenture, have been made:

Date of Exchange or Transaction	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Attention: Secretary

The Bank of New York Mellon, London Branch, as Paying Agent

One Canada Square, London E14 5AL

Attention: Corporate Trust Administration

Re:	2.375 per cent. Notes due 2043

Reference is hereby made to the Indenture, dated as of January 1, 2001, between Pfizer Inc. (the “Company”) and The Bank of New York Mellon (formerly The Bank of New York), a New York banking corporation (successor to JPMorgan Chase Bank, N.A., formerly JPMorgan Chase Bank, formerly The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association))) (the “Trustee”), as supplemented by the Tenth Supplemental Indenture, dated as of December 19, 2017, between the Company, the Trustee and The Bank of New York Mellon, London Branch (together, the “Indenture”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of £ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.    [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BOOK-ENTRY INTEREST IN THE RELEVANT 144A GLOBAL NOTE. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or the Book-Entry Interest will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the 144A Global Note and in the Indenture and the Securities Act.

B-1

2.    [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BOOK-ENTRY INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) such Transferor does not know that the transaction was prearranged in the United States, (iii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iv) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (v) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser), and will take delivery only as a Book-Entry Interest transferred through Euroclear or Clearstream. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest will be subject to the restrictions on Transfer in the Private Placement Legend printed on the Regulation S Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

B-2

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

(a)	[ ] a Book-Entry Interest in the:

(i)	[ ] 144A Global Note ([ISIN: ] [Common Code: ]), or

(ii)	[ ] Regulation S Global Note ([ISIN: ] [Common Code: ])

2.	After the Transfer the Transferee will hold:

(a)	[ ] a Book-Entry Interest in the:

(i)	[ ] 144A Global Note ([ISIN: ] [Common Code: ]), or

(ii)	[ ] Regulation S Global Note ([ISIN: ] [Common Code: ])

B-3